Exhibit 23.01

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Google Inc. pertaining to the AdMob, Inc. 2006 Stock Plan and the UK Sub-plan of the AdMob, Inc. 2006 Stock Plan of our reports dated February 12, 2010, with respect to the consolidated financial statements and schedule of Google Inc., and the effectiveness of internal control over financial reporting of Google Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 7, 2010